EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company

March 2, 2015

Two Rivers Shareholders to Earn 2,500,000 GrowCo Dividend Shares Construction of First 105,000 Square Foot Marijuana Greenhouse Progressing Rapidly

DENVER, Colorado – March 2, 2015 – Two Rivers Water & Farming Company (OTCQB: TURV) (“Two Rivers”), announced today that the second of four dividend record dates is scheduled to occur on April 1, 2015.  As previously announced, Two Rivers has deposited and will dividend 10,000,000 GrowCo, Inc. (“GrowCo”) shares in an irrevocable trust.  The distributions, which are in installments of 2,500,000, will be distributed, when registered, to shareholders of record Two Rivers’ common stock as of January 1, 2015, April 1, 2015, July 1, 2015 and October 1, 2015.  GrowCo is a subsidiary of Two Rivers that was formed in May 2014 to construct greenhouses and processing facilities for lease to licensed marijuana growers in Colorado.

The stock dividend distributions will be made when the GrowCo shares can be sold by the holders of record pursuant to an effective registration statement filed with the Securities and Exchange Commission.

GrowCo is planning to file for an initial public offering of its common stock shortly after independent lessees have demonstrated marijuana growing results at each of GrowCo’s first four grow facilities. GrowCo currently is targeting that filing for the middle of 2016, subject to market and general economic conditions as well as compliance with applicable securities laws. Two Rivers will continue to beneficially own an additional 10,000,000 shares of GrowCo common stock as a long-term investment.

Construction Update

GrowCo announced the completion of a $4.4 million equity financing on January 20, 2015.  Proceeds from the financing were used to acquire land and water, and fund the construction of a fully equipped greenhouse.  Tim Beall, COO of GrowCo, stated, “We are under budget and expect to complete our first greenhouse ahead of schedule.”

GrowCo expects to complete construction of the greenhouse by May 2015.  The greenhouse is designed to have 90,000 square feet of growing space and 15,000 square feet of warehouse and processing space.  The primary focus of the greenhouse facility will be to grow marijuana from which oils and other byproducts can be extracted and used for marijuana-infused products.

GrowCo is targeting the construction, through other subsidiaries, of three additional greenhouse facilities in Colorado in 2015.  GrowCo, through its subsidiaries, combines proprietary greenhouse technology with the water, land and capital to build state of the art greenhouse facilities for licensed marijuana growers.  GrowCo greenhouses can be built in any state that permits the legal growing of marijuana.

GrowCo greenhouses significantly increase yield and lower costs compared to a converted warehouse.  Converted warehouses are artificial growing environments that provide less than optimal growing conditions for marijuana. Currently, 95% of the marijuana grown in Colorado is grown in converted warehouses.

About GrowCo

GrowCo was formed for the purpose of constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure, growing materials and consulting services for licensed marijuana tenants.

About Two Rivers

Two Rivers is building a new water paradigm for the arid regions of the southwestern United States.  Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights because 85% of water rights in the arid southwest are owned by agricultural interests.  Two Rivers transforms the value of its water rights and farmland by continually developing operations that generate higher revenues and better profit margins.  Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado, which generates six times more revenue with better profit margins.  In December 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.  Two Rivers also develops Metropolitan Districts to serve under served communities in rural areas in which Two Rivers’ farmland and water rights are located.

Forward-Looking Statements

This news release contain “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen

Wayne Harding

Two Rivers Water & Farming Company

or

GrowCo, Inc.(303) 222-1000mailto:info@trgrowco.com

For Breaking News Follow GrowCo on Twitter